Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 30, 2019 between Pivotal Acquisition Holdings LLC, Pivotal Spac Funding LLC, MGG Investment Group LP, Jonathan Ledecky, Kevin Griffin and Gregory Racz (individually a “Party” and together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stock, par value $0.0001, of KLDiscovery Inc. Each Party hereto agrees that the Schedule 13D, dated December 30, 2019, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

PIVOTAL ACQUISITION HOLDINGS LLC

By:	PIVOTAL SPAC FUNDING LLC

	By:	/s/ Kevin Griffin
Kevin Griffin
Managing Member

IRONBOUND PARTNERS FUND LLC

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
Chairman

MGG INVESTMENT GROUP LP

By:	/s/ Kevin Griffin
Kevin Griffin
Chief Executive Officer

By:	/s/ Gregory Racz
Gregory Racz
President & Chief Legal Officer

PIVOTAL SPAC FUNDING LLC

By:	/s/ Kevin Griffin
Kevin Griffin
Member

/s/ Jonathan J. Ledecky
Jonathan J. Ledecky

/s/ Kevin Griffin
Kevin Griffin

/s/ Gregory Racz
Gregory Racz